Exhibit 21

Subsidiaries of Pixelworks, Inc.

Equator Technologies, Inc. — a Delaware corporation

Jaldi Semiconductor — an Ontario corporation

Pixelworks Japan Inc. — a Japan company

Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. — a China company

Pixelworks Semiconductor Technology (Taiwan) Inc. — a Taiwan company